Exhibit 10.46

PPL
45 Basin Creek Road
Butte, Montana 59701
(406) 533-0770
(406) 533-0208 - fax

CONFIRMATION

Date:	June 2, 2008
Seller:	PPL EnergyPlus, LLC
Purchaser:	Idaho Power Company
Agreement:	WSPP Agreement and Service Schedule C

This Confirmation is provided to confirm the oral agreement entered into between the Purchaser and Seller on May 28, 2008; whereby Seller agreed to sell and deliver to Purchaser and Purchaser agreed to purchase and receive from Seller Firm Capacity/Energy Sale or Exchange Service, as described in WSPP Service Schedule C ("Firm Energy"), pursuant to the following terms and conditions:

Contract Term:	From the earlier of (i) the date of IPUC approval of the final written Confirmation for this transaction (the "Confirmation") or (ii) the date of Purchaser's written notification to Seller of acceptance of the Confirmation, through August 31, 2011.

Delivery Term:	June 1 through August 31 for years 2010 and 2011, Hour Ending (HE) 0700 through HE
2200, Pacific Prevailing Time (PPT), Monday through Saturday, excluding Sundays and
NERC Holidays.

Price:	$92.25 per MWh

Total Price:	$19,111,248

Quantity:	83 MWh per hour

Total Quantity:	207,168 MWh

Delivery Points:	Seller's choice into NorthWestern Energy's transmission system (NWMT).

The Seller and Purchaser agreed to the above transaction pursuant to and in accordance with the terms and conditions of the WSPP Agreement and Service Schedule C, as amended and effective as of April 1, 2008 ("Agreement"), the WSPP Credit Support Annex dated March 25, 2003 and amended January 8, 2004, and those additional terms and conditions provided for in Special Provisions below.

Special Provisions:

  Seller shall be responsible for contingency reserves that satisfy the requirements of the WECC applicable in the WECC-certified Balancing Authority not to exceed the sum of five percent of the Quantity provided from hydropower generation and seven percent of the Quantity provided from thermal generation (fifty percent of which shall be spinning) and of no different quality than currently required.
  Purchaser shall acquire and pay for transmission service from the Delivery Points to Jefferson ("Transmission Service").  Such obligation includes paying for all losses in connection with such Transmission Service.

If Seller holds firm Transmission Service for any portion of the Quantity for the Delivery Term in any year during the Contract Term, the Parties agree that Seller shall reassign such firm Transmission Service to Purchaser and Purchaser shall accept such reassignment prior to the beginning of such Delivery Term.  Purchaser will pay all costs and expenses at the actual tariff rate for such Transmission Service that applies during the Delivery Term.  The transmission reassignment will be in a form mutually agreed to by the Parties and will be in accordance with all FERC requirements.

By October 1 of each year during the Contract Term, Purchaser will contact Seller to determine Seller's intention to rollover such Transmission Service.  If Seller determines it will not rollover such Transmission Service, Seller will notify Purchaser thereof.  Purchaser may elect, at any time within 10 Business Days after receipt of any such notice, to request that Seller rollover such Transmission Service and assign such Transmission Service to Purchaser for the entire term and entire quantity of the rollover.

3.       Within three Business Days following execution of this Confirmation pursuant to the terms of the Agreement (the "Final Agreement Date"), Purchaser shall pay a deposit to Seller in the amount of $100,000.  Purchaser shall then have 60 days from the Final Agreement Date (the "Approval Period") to seek and obtain Idaho Public Utility Commission (the "IPUC") approval of the Confirmation.  The Confirmation shall become effective on the earlier of 1) the date the IPUC issues a final order approving the Confirmation as submitted (or with mutually acceptable changes) within the Approval Period; or 2) any date during the Approval Period on which Purchaser notifies Seller in writing of Purchaser's election to confirm and accept the Confirmation.  Seller shall, within three Business Days following receipt of a copy of such final order or Purchaser's acceptance of the Confirmation, refund the $100,000 deposit to Purchaser.

If Purchaser has not accepted the Confirmation and if the IPUC has not issued a final order approving the Confirmation as submitted (or with mutually acceptable changes) within the Approval Period, then either Party may immediately terminate the Confirmation by providing written notice to the other Party within 5 Business Days after the end of the Approval Period.  If the Confirmation is terminated by either Party during such time period, Purchaser will forfeit the $100,000 deposit.

Notwithstanding any other provision of this Agreement, in no event shall any interruption or curtailment of transmission service resulting from or arising out of any action taken by or at the direction of any reliability coordinator under or pursuant to the WECC's Unscheduled Flow Mitigation Plan (or any replacement or successor plan) constitute an Uncontrollable Force for purposes of this Agreement, and in no event shall any Party be entitled to claim Uncontrollable Force to excuse any failure to make available capacity or deliver or receive energy as a result of any such interruption or curtailment of transmission service.

Upon receipt of this Confirmation, Purchaser shall notify Seller of its approval by executing and returning this Confirmation by fax to (406) 533-0208 within five (5) Business Days.  This Confirmation shall be final and binding, whether or not signed or confirmed by Purchaser, unless Purchaser advises Seller in writing of any inaccuracy within five (5) Business Days following the receipt of this Confirmation.

Purchaser		Seller
Idaho Power Company		PPL EnergyPlus, LLC

Signed:	/s/James C. Miller	Signed:	/s/Kim Tretheway
Name:	James C. Miller	Name:	Kimberly J. Tretheway
Title:	SVP - Power Supply	Title:	Team Leader - Trading Controls
Date:	June 4, 2008	Date:	6-3-08